                                                                EXHIBIT (10)(16)

                          EXECUTIVE LIFE INSURANCE PLAN

INTRODUCTION               The following describes the Monsanto Executive (Split
                           Dollar) Life Insurance Program, which becomes effective January 1, 1988. There are four sections:

                           o OVERVIEW -- explains the benefits of the split dollar program, and how it works.
                           o ELIGIBILITY -- lists evidence of insurability requirements.
                           o  ENROLLMENT -- explains the enrollment procedure.
                           o TAX CONSIDERATIONS -- reviews current insurance industry understanding of tax implications.

                           BY WAY OF REVIEW . . .

                              Before describing the new Split Dollar program,
                           let's quickly review the normal life insurance coverage provided to salaried employees and retirees:

                           ACTIVE EMPLOYEES

                           o Group Term coverage providing a death benefit of two and one-half times annual base pay.
                           o Accidental Death and Dismemberment (AD&D) coverage of one times annual base pay.
                           o Business Travel Accident coverage of one and one-half times annual base pay.

                           RETIRED EMPLOYEES

                           o A death benefit equal to 62 1/2% of final base pay if you retire with 20 or more years of service, 37 1/2% with 10 to 20 years.

                              Monsanto provides this protection at no cost to
                           employees and retirees. However, each year the individual pays income tax on the "value" of the Group Term coverage in excess of $50,000, since this is an economic benefit resulting in "imputed income" to the individual, according to tax regulations. The "value" is determined from a government table and is based on age and coverage amount.

PLAN OVERVIEW                 By enrolling in the Monsanto Executive Life
                           Insurance plan, you will own a universal life insurance policy issued by Connecticut General Life Insurance Company. This policy will replace most of your existing Group Term coverage and will provide you with

                           o HIGHER DEATH BENEFITS (both before and after you retire) and
                           o INCREASED FINANCIAL FLEXIBILITY by giving you access to the cash value of the policy in excess of Monsanto's contributions.
                           o The program is called "split dollar" because both you and Monsanto share the cost and the ownership of the policy.

PLAN OVERVIEW              SPLIT DOLLAR PLAN BENEFITS
(continued)

                           As an active employee, you will have

                           o A DEATH BENEFIT EQUAL TO FOUR TIMES YOUR ANNUAL BASE PAY PLUS ALL PREMIUMS YOU HAVE PAID, and
                           o regular AD&D and Business Travel Accident coverage, and
                           o  the ability to make withdrawals or
                              borrow against the cash value of the policy in excess of Monsanto's contribution. (This will reduce the death benefit by a like amount, in exchange for your use of the money before death.)

                          If you retire at or after age 62, you will have

                           o A DEATH BENEFIT EQUAL TO TWO TIMES YOUR FINAL BASE PAY PLUS ALL PREMIUMS YOU HAVE PAID -- which can be sustained long after premium payments have ended (to approximately age 90), and
                           o the same ability to make withdrawals or borrow against the cash value of the policy, or
                           o you can cash in -- "surrender" -- the policy. In this case, Monsanto will be reimbursed for its premiums, but you keep the remainder of the cash value (less a small surrender charge). At that time, you'll have to pay taxes on the excess over your contributions.

                              Interest credits will accumulate on a tax-deferred
                           basis. Connecticut General will provide illustrations of the cash value buildup to you at your enrollment session.

                               Making withdrawals, borrowing against the cash
                           value of your policy, or surrendering the policy can have tax implications. See the "Tax Considerations" section, page 7.

                              Monsanto's share of the policy ownership is a
                           collateral assignment of the case value and/or death benefits of the policy equal to the premiums it has paid. Thus, the policy provides sufficient death benefits to reimburse Monsanto for the premiums it has paid (but this does not affect any of your benefits as described above).

                              You can enroll for a lesser amount of coverage.
                           However, if you later decide you want to increase the coverage, the agreement of Monsanto and Connecticut General will be required. Connecticut General will require additional evidence of insurability. Note that for overview purposes, the death benefits described above are referred to as being provided by the Split Dollar policy. In actuality, the first $50,000 of the death benefit will continue to be provided under the Group Term policy (because there's no imputed income tax to you on that amount). You will not have to pay any premiums for this coverage. The normal AD&D and Business Travel Accident coverage will also continue to be provided under the existing

PLAN OVERVIEW              policies.  The remainder of your coverage will be
(continued)                provided by the Split Dollar policy.

                           PREMIUM PAYMENTS . . . YOURS AND MONSANTO'S

                              During the premium payment period, both you and
                           Monsanto pay premiums.

                              You pay a portion of the premium equal to the
                           "term" cost of the coverage provided by the policy for your beneficiaries. As with term insurance policies, this cost will increase with age. At the time of enrollment, you will be provided with illustrative charts showing your projected premium payments, based on your age. Here's a sampling of the cost per year per $1,000 of death benefit:



                                                                            Your Annual Premium/
                                    Age                                     $1,000 Insurance
                                    ---                                     --------------------
                                    40                                            $ .60
                                    45                                              .80
                                    50                                             1.13
                                    55                                             1.58
                                    60                                             2.87
                                    65                                             4.60

                              Monsanto pays the premiums in excess of the "term"
                           cost.

                              Premiums are payable until you reach age 65 (or
                           until 10 years of program participation if later). After deductions for administrative fees and for risk charges, the remainder of the premiums is credited to the cash value of the policy which accumulates interest on a tax-deferred basis. The premium amount is set so that payments will end at age 65 (or after 10 payment years if later), and there will be sufficient cash value to sustain the policy to age 90 (assuming interest credits of 8 1/4% per year).

                              As a normal death benefit, your beneficiaries will
                           receive all the premiums you have paid - in addition to the four times annual base pay as an active employee or two times final base pay as a retiree.

                           COMPARING YOUR COSTS UNDER SPLIT DOLLAR AND REGULAR MONSANTO COVERAGE . . .

                              Under the Split Dollar plan, you are paying
                           premiums with after-tax dollars for coverage over $50,000.

                              Under the regular Monsanto coverage, you pay
                           income tax on the "value" of the Group Term coverage in excess of $50,000.

                              Typically, the cost per year per $1,000 coverage
                           will be less to you under the Split Dollar plan than the imputed income tax under the regular Monsanto program. (Of course, coverage under the Split Dollar plan is

PLAN OVERVIEW              higher, so your total cost will be determined by the
(continued)                cost per $1,000 times your coverage.)

                              Finally the Split Dollar plan is not term
                           insurance. In addition to providing a death benefit, your policy will also build cash value. This gives you additional financial flexibility. The policy becomes self sustaining at age 65 (or after 10 years of participation if later) and you pay no more premiums.

                           COVERAGE AMOUNTS TIED TO BASE PAY

                              As an active employee, your death benefits are
                           based on your annual base pay, and increase automatically as your base pay increases.

                              As a retiree, your benefits are based on final
                           base pay at retirement.

                           DETERMINING YOUR POLICY'S CASH VALUE

                              The cash value of your policy equals


                                    YOUR CONTRIBUTIONS,
                           plus     MONSANTO'S CONTRIBUTIONS,
                           minus    A 5% (OF PREMIUMS) FRONT-END ADMINISTRATIVE
                                    CHARGE
                           minus    A MORTALITY CHARGE (the cost charged by the
                                    insurance company to insure that portion of the death benefit in excess of the policy's cash value)

                           plus     INTEREST CREDITS on the balance.

                              If you cash in ("surrender") the policy, you
                           receive its current cash value minus the company's contributions and minus a small surrender charge (which ends in the tenth policy year).

                           MAKING ADDITIONAL CONTRIBUTIONS . . .

                              Within legal limits, you can also invest
                           additional money in the policy and receive interest credits on a tax-deferred basis. This will build up cash value, but this is not a primary purpose of the program. You will probably find it financially attractive to make additional contributions only if you expect to leave the money in for an extended period of time and surrender the policy after termination or retirement.

                           OPTIONS AT RETIREMENT

                              You have considerable financial flexibility after
                           you retire.

                              IF YOU RETIRE AT OR AFTER AGE 62 AND WISH TO
                           MAINTAIN YOUR POLICY, you and Monsanto continue to pay premiums until you reach 65 (or for the balance of 10 payment years if later). Then, the policy becomes self-sustaining to age 90 (assuming annual interest credits of at least 8 1/4%). In other words, when premiums end, risk charges are paid out of the cash value of the policy. You will then have to pay imputed income tax on the

PLAN OVERVIEW              "term" cost of the insurance, but you will be able to
(continued)                make withdrawals from the cash value to pay these
                           taxes.

                              If interest is credited at a different rate, the
                           policy's self-sustainment will end at a different age. The rate currently being credited by Connecticut General is 9%.

                              IN ADDITION, YOU WILL HAVE THESE OTHER OPTIONS
                           AFTER YOU RETIRE:

                           o CONTINUE THE POLICY, BUT WITH REDUCED COVERAGE. This will also reduce the risk charges paid out of the policy's cash value and also your imputed income tax.

                           o MAKE ADDITIONAL WITHDRAWALS OR BORROW AGAINST THE CASH VALUE OF THE POLICY, OR

                           o SURRENDER YOUR POLICY.

                           IF YOU RETIRE BEFORE AGE 62, MONSANTO WILL GENERALLY DISCONTINUE PAYMENT OF PREMIUMS AND RECOVER ITS PREMIUMS AT THAT TIME. You will have the option of continuing the policy on your own or surrendering the policy and taking the cash value in excess of Monsanto's contributions. Also, if you have at least 10 years of Benefit Service, sufficient funding will be provided to fund coverage at least equal to regular Group Term coverage for salaried employees. This assumes you make no withdrawals and continue to pay the "term" cost of the reduced coverage until you reach age 65 (or 10 years of participation if later).

                           WHAT HAPPENS IF . . .

                           WHAT HAPPENS IF YOU TERMINATE BEFORE AGE 62?

                              If you terminate, the company will discontinue
                           payment of premiums and will recover its premiums at the time of your termination or retirement (unless the company elects to exercise its discretion to continue the payment of premiums and/or delay recovery of its premiums to a later time).

                              You can maintain the policy by reimbursing
                           Monsanto for the premiums it has paid and continuing future premium payments personally. The cash to repay Monsanto can be borrowed or withdrawn from the policy or paid from personal funds. This repayment to Monsanto would terminate the split dollar agreement and Monsanto would have no future ownership rights in the policy cash values or death benefits. Alternatively, you can surrender the policy. Monsanto would recoup its premiums at that time and the remaining cash value would be yours to use as you choose.

                           WHAT HAPPENS IF YOU BECOME DISABLED?

                              If you become totally and permanently disabled
                           under the Disability Income Plan, Monsanto will pay the entire premium. You will not be required to contribute. You will have to pay taxes on the "term" costs, which will be imputed to you as additional income.

PLAN
OVERVIEW      OTHER CONSIDERATIONS
(continued)

                 In the event that the mortality or any other
              charges to the contract reduce the policy's cash value so that the company's interest in the policy may be impaired, the company will be allowed to recover its costs or to make arrangements with the insured so that the company's interests remain intact.

              ANNUAL STATEMENT

                 You will receive an annual statement which will
              provide current, personalized information about your policy. This will inform you of your current death benefits, cash value, interest credits and mortality charges.

              FOR MORE INFORMATION

              The broker:      BMF Compensation Strategies
                               613 Northwest Loop, Suite 500
                               San Antonio, TX 78216
                               (512) 366-0618
                               Mr. Norm Bevan -- President
                               Ms. Colette Wagh -- Vice President

              Monsanto:    Robert N. Abercrombie -- Director,
                           Corporate Benefits -- 4-2775

              Insurance    Connecticut General    (for information about
              company:     Hartford, CT 06152     the status of your policy,
                           (203) 726-7764         amounts available for loans or
                                                  withdrawals, etc.)

                            Mr. Louis Sumsky -- Assistant Vice President

SPLIT DOLLAR         Here is a summary of the Monsanto Executive (Split Dollar)
SUMMARY            Life Insurance plan:

                           AS AN ACTIVE EMPLOYEE . . .

                           NORMAL                                            INCOME TAXES
                           DEATH BENEFIT             FLEXIBILITY             ON IMPUTED INCOME
                           -------------             -----------             -----------------
                           Four times annual base                            You have no imputed income
                           pay, plus all             You can make            because YOU ARE YOUR paying
                           your contributions        withdrawals or borrow   premiums equal to the "term"
                                                     against the             cost of the coverage.
                                                     Policy's cash value.

SPLIT DOLLAR               AS A RETIREE (AT OR AFTER AGE 62) . . .
SUMMARY
(continued)


                           NORMAL                                                    INCOME TAXES
                           DEATH BENEFIT                 FLEXIBILITY                 ON IMPUTED INCOME
                           -------------                 -----------                 -----------------
                           Two times final base pay,     You can                     While you pay premiums, you
                           plus all your contributions.  o  continue full coverage   own no imputed income tax.
                                                         o  continue reduced         When your premiums end, you
                                                            coverage                 pay imputed taxes on the
                                                         o  make withdrawals or      "term" cost of the coverage.
                                                            borrow against the
                                                            policy's cash value in
                                                            excess of company
                                                            contributions,
                                                         o  surrender the policy,
                                                            and receive cash value
                                                            in excess of company
                                                            contributions.

ELIGIBILITY                The Monsanto Executive (Split Dollar) Life Insurance
                           plan is available to designated members of the Monsanto Management Council as of January 1, 1988.
                           New members will become eligible when so designated by the Director of Corporate Personnel.

                              For eligible current members, coverage is
                           guaranteed if you are actively at work on October 1, 1987, and have not missed work more than three days due to illness or injury during the preceding 90-day period. If you are age 61 or over on June 30, 1988, or if your initial coverage substantially exceeds one million dollars, medical information will be required by Connecticut General to establish the gross premium -- in other words, the total premium you and Monsanto pay. Your premiums will not be higher than the normal "term" cost for a person your age.

                              Medical information will also be required, and
                           Connecticut General reserves the right to establish a different gross premium, in the following circumstances:

                           o you have been absent for more than three days due to illness or injury during the 90-day period ending October 1, 1987, or you are not actively at work on that day,

                           o you elect not to enroll for full coverage during this initial offering, but later request additional coverage,

                           o your cumulative salary increases exceed 8% compounded annually.

                           o In the above three circumstances, if the medical information indicates that you have a life-threatening illness, the insurance company also reserves the right to deny coverage.

ELIGIBILITY                   Similar underwriting requirements will apply to
(continued)                employees who become eligible for the program after
                           October 1, 1987.

ENROLLMENT                 To enroll, you will need to meet with a
                           representative of the insurance brokerage firm, BMF
                           Compensation Strategies. You are invited to have your personal advisor and your spouse at that meeting. You will receive personalized information to illustrate premiums, death benefits and cash values in the future.

                              Any medical information requirements applicable in
                           your situation will be reviewed with you at that meeting.

                              When you enroll, you will designate a beneficiary
                           for your share of the death benefit from your policy, or you can assign ownership of your policy to another person or to a trust. Whatever your decision, you will also execute a collateral assignment and split dollar agreement in favor of Monsanto permitting it to recover the premiums it has paid from the cash value or death benefit of the policy.

                              Since the split dollar program significantly
                           increases your life insurance benefits, it will likely have an impact on your estate, financial and tax planning. Before enrolling, you are encouraged to review this program with your advisors in these areas to determine the most favorable strategy for the ownership of the policy and the beneficiary(ies) to be designated for the proceeds. The forms to be completed at enrollment will require precise wording in these areas.

TAX CONSIDERATIONS            The tax information contained below and elsewhere
                           in this program summary is based on current insurance industry interpretations and practice for similar policies. But there are no specific regulations or tax rulings on this program, so you may want to review the subject with your tax advisor.

                           According to general insurance industry practice under current tax law:

                           o Death benefits are not subject to federal income tax unless the policy is transferred for valuable considerations.

                           o Like all life insurance, death benefits are subject to federal estate taxes unless excluded from your estate through a timely, irrevocable transfer of ownership. Irrevocable assignment may have give tax considerations.

                           o The buildup of cash value in the policy is not considered taxable as it accrues.

                           o Withdrawals of cash value may or may not be taxable, depending on the timing and amount of withdrawal.

                           o Loans against cash value are not considered taxable unless the policy is later surrendered or the loan is defaulted.

TAX
CONSIDERATIONS
(continued)
                           o Interest on loans is deductible according to the phase-out schedule for consumer loans.

                           o You have no imputed income from the policy as long as you are paying the "term" cost of coverage. When premium payments end, you have imputed income equal to the "term" cost of coverage.

                              Because of the absence of definitive regulations
                           and recent changes in the tax code, be sure to consult your tax advisor about gift and estate tax consequences, and before making a withdrawal or loan.

                              The company reserves the right to amend or end
                           this program, based on any changes in the tax laws.